LOCK-UP LETTER AGREEMENT
December 5, 2024
United Homes Group, Inc.
917 Chapin Road
Chapin, South Carolina 29036
Ladies and Gentlemen:
Reference is made to that certain Redemption Agreement dated December 5, 2024 (the “Redemption Agreement”) by and among United Homes Group, Inc. (the “Company”), the undersigned and the other holders of the Company’s convertible promissory notes party thereto (collectively, the “Holders”).
The undersigned is also party to that certain Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by BTIG, LLC (the “Underwriter”) of shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable to the Holders pursuant to the Redemption Agreement. The undersigned hereby acknowledges that the restrictions set forth herein are in addition to the restrictions contained in the lock-up agreements delivered by the undersigned to the Underwriter pursuant to Section 4(b)(iii) of the Underwriting Agreement.
In consideration of the execution, delivery and performance of the Redemption Agreement by the Company, and for other good and valuable consideration, the undersigned hereby irrevocably agrees (the “Lock-Up Agreement”) that, without the prior written consent of the Company (which consent the Company may withhold in its sole discretion), on behalf of the Company, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock (any such shares of Common Stock the “Locked-Up Securities”), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (any such offer, sale, contract to sale, loan, pledge, grant or other disposition, or transfer of economic consequences described in clauses (1) and (2), a “Transfer”), (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the above, for a period commencing on the date hereof and ending on the 120th day after the date of the Redemption Agreement.
Notwithstanding anything to the contrary herein, the undersigned may (a) Transfer any of the undersigned’s Locked-Up Securities (or publicly disclose an intention to engage in any such transaction):
(i)    to the Underwriter pursuant to the Underwriting Agreement;

(ii)   acquired in the open market or privately negotiated transactions after the completion of the public offering of Shares pursuant to the Underwriting Agreement, if and only if (x) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (y) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales;

(iii)  if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the undersigned, or (B) to a partner (which, for the avoidance of doubt, includes limited partners), member, manager, shareholder or holder of another equity interest, as the case may be, of the undersigned, or to any estate of any of the foregoing (including, for avoidance of doubt, as part of any dividend or distribution to such persons); provided that it shall be a condition to such transfer that such transferee or distributee sign and deliver a lock-up agreement substantially in the form of this Lock-Up Agreement; provided further any such transfer shall not involve a disposition for value.

(iv)  pursuant to a bona fide third-party tender offer for all outstanding Common Stock, merger, consolidation or other similar transaction involving a Change of Control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Locked-Up Securities or other such securities in connection with such transaction, or vote any Locked-Up Securities or other such securities in favor of any such transaction); provided that, if such Change of Control transaction is not completed, this clause (a)(xi) shall not be applicable and the undersigned’s shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(v)    to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (ii) through (iv).

For purposes of this Lock-Up Agreement, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than the Underwriter pursuant to the contemplated public offering of the Shares), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the voting power represented by the outstanding securities of the Company (or the surviving entity).

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
The undersigned understands that the Company entered into the Redemption Agreement in reliance on this Lock-Up Letter Agreement.
This Lock-Up Letter Agreement shall automatically terminate upon the termination of the Redemption Agreement prior to the consummation of the Redemption.
This Lock-Up Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof to the extent they would result in the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Lock-Up Agreement or the transactions contemplated hereby.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
Very truly yours,
CONVERSANT OPPORTUNITY MASTER FUND LP, as nominee for Conversant Opportunity Master Fund Sub LLC
By: Conversant GP Holdings LLC Its: General Partner

By: /s/ Paul Dumaine
Name: Paul Dumaine
Title: General Counsel
Dated: December 5, 2024
Accepted and agreed:
UNITED HOMES GROUP, INC.
By: /s/ Jack Micenko
Name: Jack Micenko
Title:    President